                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 7, 2024
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 1st QUARTER 2024.

Columbus, Ohio – May 7, 2024 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

•	Net income for Q1 2024 was $3.1 million ($0.47 per diluted common share). Pre-provision, pre-tax net revenue (PPNR) for Q1 2024 was $5.0 million.
•	Book value per share increased to $24.17 as of March 31, 2024.
•	Return on Average Equity (ROE) was 7.80% and PPNR ROE was 12.71% for the first quarter, while Return on Average Assets (ROA) was 0.61% and PPNR ROA was 1.00%.
•	Core deposit balances increased $30.8 million during the first quarter.
•	New commercial loan production totaled $37.3 million during the quarter. Loan and business pipelines along with quality new business opportunities remain strong.
•	CFBank’s capital position remains strong with a Tier 1 Leverage ratio of 10.05% and Total Capital ratio of 13.50%.
•	CFBank recently announced three key leadership additions to its Commercial Bank, as we continue to build and deepen our Regional Banking Teams.

Recent Developments

•

On April 8, 2024, the Company’s Board of Directors declared a cash dividend of $0.06 per share on its common stock and a corresponding cash dividend of $6.00 per share on its Series D Preferred Stock.  The dividend was paid on April 29, 2024 to shareholders of record as of the close of business on April 18, 2024.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented: “Our Q1 results were impacted by $1.2 million of provision expense, coupled with approximately $750 thousand of other nonrecurring items including higher payroll tax expense, which is typically elevated during the first quarter, and recruiting fees. PPNR was $5.0 million for the quarter reflective of solid core earnings performance.

Our net interest margin (“NIM”) remained relatively stable during Q1, which we believe is indicative of greater stabilization going forward. Our NIM for Q1 included some one-time impacts including fewer days along with lower loan fees. In the face of local regional bank competitors promoting ultra-high rates on money market savings accounts, we held the line and successfully maintained our overall cost of funds.

Credit quality remains strong in our core customer loan portfolios. CFBank has sustained minimal loan losses during the previous 12 years, coupled with strong growth performance. We believe our industry, CFBank included, will return to more normalized levels of loan losses going forward.

We generated $37 million of new commercial loan production during Q1. Net growth was impacted by significant loan payoffs during Q1, mostly from successful CRE projects being refinanced at completion by permanent lenders. We anticipate positive growth in interest income as new loan pricing is adjusted upward, plus existing loans refinancing at higher market rates. An objective is to produce interest income increases which will require lower net loan growth rates and consequently also be beneficial to operations through deploying less capital.

Going forward we believe our business initiatives will result in fee income growth. In particular, we see opportunities within our Treasury Management and Mortgage Lending lines of business.

We continue to have success attracting proven banking talent for building and strengthening all of our Regional Banking Teams. Our boutique business model continues to resonate strongly with closely held business owners. Competitively we compete effectively with regional players for banking talent along with quality Business & Personal Banking relationships.

Challenging but with much opportunity is our 2024 theme.”

Robert E. Hoeweler, Chairman of the Board, added: “Our seasoned CFBank Team has remained nimble and proactive in the face of unique challenges and the ever-changing landscape the banking industry continues to experience.  We believe this ability has us well positioned to opportunistically capture new business as we move through 2024.”

Overview of Results

Net income for the three months ended March 31, 2024 totaled $3.1 million (or $0.47 per diluted common share) compared to net income of $4.2 million (or $0.65 per diluted common share) for the three months ended December 31, 2023 and net income of $4.4 million (or $0.68 per diluted common share) for the three months ended March 31, 2023.  Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended March 31, 2024 was $5.0 million compared to PPNR of $6.0 million for the three months ended December 31, 2023 and PPNR of $5.8 million for the three months ended March 31, 2023.

Net Interest Income and Net Interest Margin

Net interest income totaled $11.3 million for the quarter ended March 31, 2024 and decreased $470,000, or 4.0%, compared to $11.8 million in the prior quarter, and decreased $1.4 million, or 11.4%, compared to $12.7 million in the first quarter of 2023.

The decrease in net interest income compared to the prior quarter was primarily due to a $626,000, or 2.1%, decrease in interest income, partially offset by a $156,000, or 0.9%, decrease in interest expense.  The decrease in interest income was primarily attributed to a 9bps decrease in the average yield on interest-earning assets, coupled with a $14.3 million, or 0.74%, decrease in average interest-earning assets. The decrease in interest expense when compared to the prior quarter was attributed to a $21.2 million, or 1.3%, decrease in average interest-bearing liabilities, partially offset by a 2bps increase in the average cost of funds on interest-bearing liabilities. The net interest margin of 2.36% for the quarter ended March 31, 2024 decreased 8bps compared to the net interest margin of 2.44% for the prior quarter.

The decrease in net interest income compared to the first quarter of 2023 was primarily due to a $6.4 million, or 55.6%, increase in interest expense, partially offset by a $4.9 million, or 20.3%, increase in interest income.  The increase in interest expense was attributed to a 127bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $166.4 million, or 11.8%, increase in average interest-bearing liabilities. The increase in interest income was primarily attributed to a $176.3 million, or 10.2%, increase in average interest-earning assets outstanding, coupled with a 51bps increase in the average yield on interest-earning assets. The net interest margin of 2.36% for the quarter ended March 31, 2024 decreased 57bps compared to the net interest margin of 2.93% for the first quarter of 2023.

Noninterest Income

Noninterest income for the quarter ended March 31, 2024 totaled $905,000 and decreased $128,000, or 12.4%, compared to $1.0 million for the prior quarter.  The decrease was primarily due to a $270,000 decrease in other noninterest income, partially offset by a $113,000 increase in net gain on sales of commercial loans

Noninterest income for the quarter ended March 31, 2024 increased $186,000, or 25.9%, compared to $719,000 for the quarter ended March 31, 2023.  The increase was primarily due to a $255,000 increase in service charges on deposit accounts and a $167,000 increase in the net gain on sales of commercial loans, partially offset by a $299,000 decrease in other noninterest income.

The following table represents the notional amount of loans sold during the three months ended March 31, 2024, December 31, 2023, and March 31, 2023 (in thousands).

	Three Months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Notional amount of loans sold	$9,037	$1,990	$1,991

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2024 totaled $7.2 million and increased $442,000, or 6.6%, compared to $6.7 million for the prior quarter.  The increase in noninterest expense was primarily due to a $338,000 increase in loan expense and a $179,000 increase in salaries and employee benefits.  The increase in salaries and benefits was primarily due to an increase in payroll taxes which on a percentage basis is higher in the first quarter of the year.

Noninterest expense for the quarter ended March 31, 2024 decreased $504,000, or 7.0%, compared to $7.7 million for the quarter ended March 31, 2023.  The decrease in noninterest expense was primarily due to a $478,000 decrease in salaries and employee benefits.  The decrease in salaries and employee benefits was primarily due to a decrease in the number of employees coupled with lower payroll taxes.

Income Tax Expense

Income tax expense was $695,000 for the quarter ended March 31, 2024 (effective tax rate of 18.5%), compared to $932,000 for the prior quarter (effective tax rate of 18.0%) and $1.1 million for the quarter ended March 31, 2023 (effective tax rate of 19.5%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.7 billion at March 31, 2024 and increased $1.6 million, or 0.1%, from December 31, 2023. The increase in net loans and leases from December 31, 2023, was primarily due to a $28.8 million increase in commercial real estate loan balances, partially offset by a $12.3 million decrease in construction loan balances, a $9.3 million decrease in commercial loan balances, a $3.0 million decrease in single-family residential loan balances, and a $2.0 million decrease in multi-family loan balances.  The increases in the aforementioned loan balances were primarily related to increased sales activity and new relationships.  The decrease in construction loan balances was primarily related to loans that were converted to permanent loans upon the completion of construction.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types (in thousands).

	March 31, 2024	December 31, 2023
Construction – 1-4 family*	$23,622	$20,663
Construction – Multi-family*	106,251	109,379
Construction – Non-residential*	46,594	57,459
Hotel/Motel	12,214	12,284
Industrial / Warehouse	52,836	52,923
Land/Land Development	16,348	20,749
Medical/Healthcare/Senior Housing	346	373
Multi-family	168,875	164,641
Office	40,680	41,072
Retail	35,739	37,239
Other	79,082	62,226

*CFBank possesses a core competency and deep expertise in Construction Lending.  The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $7.9 million, or 0.46%, of total loans at March 31, 2024, an increase of $2.2 million from $5.7 million at December 31, 2023 and an increase of $7.2 million from $718,000 at March 31, 2023.  The increase in nonaccrual loans when compared to the prior quarter end was primarily due to two commercial loans, totaling $1.6 million, one single-family residential loan, totaling $372,000, and one consumer loan, totaling $251,000, becoming nonaccrual during the first quarter of 2024.

The increase in nonaccrual loans when compared to March 31, 2023 was primarily driven by nine commercial loans, totaling $6.6 million, becoming nonaccrual during since March 31, 2023.  Loans past due more than 30 days totaled $5.4 million at March 31, 2024 compared to $2.0 million at December 31, 2023 and $973,000 at March 31, 2023.

The allowance for credit losses on loans and leases totaled $18.2 million at March 31, 2024 compared to $16.9 million at December 31, 2023 and $15.9 million at March 31, 2023.  The ratio of the allowance for credit losses on loans and leases to total loans and leases was 1.06% at March 31, 2024 compared to 0.99% at December 31, 2023 and 0.98% at March 31, 2023.  The increase in the allowance for credit losses during the quarter ended March 31, 2024 was primarily driven by an increase in reserves placed on an individually-evaluated commercial loan.

There was $1.2 million in provision for credit losses expense for the quarter ended March 31, 2024, compared to $875,000 for the quarter ended December 31, 2023 and $237,000 for the quarter ended March 31, 2023.  Net recoveries for the quarter ended March 31, 2024 totaled $16,000 compared to net charge-offs of $623,000 for the prior quarter and net charge offs of $5,000 for the quarter ended March 31, 2023.

Deposits

Deposits totaled $1.7 billion at March 31, 2024, a decrease of $21.0 million, or 1.2%, when compared to $1.7 billion at December 31, 2023.  The decrease when compared to December 31, 2023, is primarily due to a $21.9 million decrease in interest-bearing account balances, partially offset by a $925,000 increase in noninterest-bearing account balances.  The decrease in interest-bearing account balances was primarily due to a $51.1 million decrease in brokered account balances, partially offset by an increase of $28.5 million in core deposit balances.

At March 31, 2024, approximately 29.8% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 29.2% at December 31, 2023.

Borrowings

FHLB advances and other debt totaled $111.0 million at March 31, 2023 and increased $1.0 million when compared to $110.0 million at December 31, 2023. The increase when compared to December 31, 2023, was due to a $1.0 million increase on the Company’s line of credit with a third party financial institution.

Capital

Stockholders’ equity totaled $158.0 million at March 31, 2024, an increase of $2.6 million, or 1.7%, from $155.4 million at December 31, 2023.  The increase in total stockholders’ equity during the three months ended March 31, 2024 was primarily attributed to net income, partially offset by $386,000 in dividend payments.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR), PPNR Return on Average Assets (PPNR ROA) and PPNR Return on Average Equity (PPNR ROE).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR in excess of 20%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank was named one of Piper Sandler’s “Bank & Thrift Sm-All Stars” for 2023.  This recognition places us among the top 10% of small-cap banks and thrifts in the United States.  In addition, CFBank ranked #7 on American Banker’s listing of Top 200 Publicly Traded Community Banks based on 3-year average return on equity as of December 31, 2022.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2023.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended
	March 31,
	2024	2023	% change
Total interest income	$29,086	$24,176	20%
Total interest expense	17,802	11,443	56%
Net interest income	11,284	12,733	-11%

Provision for credit losses	1,237	237	422%
Net interest income after provision for credit losses	10,047	12,496	-20%

Noninterest income
Service charges on deposit accounts	559	304	84%
Net gain (loss) on sales of residential mortgage loans	90	(3)	n/m
Net gains on sale of commercial loans	167	-	n/m
Swap fee income	-	30	-100%
Other	89	388	-77%
Noninterest income	905	719	26%

Noninterest expense
Salaries and employee benefits	3,508	3,986	-12%
Occupancy and equipment	434	381	14%
Data processing	615	549	12%
Franchise and other taxes	286	299	-4%
Professional fees	663	606	9%
Director fees	125	170	-26%
Postage, printing, and supplies	44	55	-20%
Advertising and marketing	14	183	-92%
Telephone	51	64	-20%
Loan expenses	447	172	160%
Depreciation	130	133	-2%
FDIC premiums	600	503	19%
Regulatory assessment	65	58	12%
Other insurance	56	47	19%
Other	149	485	-69%
Noninterest expense	7,187	7,691	-7%

Income before income taxes	3,765	5,524	-32%
Income tax expense	695	1,076	-35%
Net income	$3,070	$4,448	-31%
Earnings allocated to participating securities (Series D preferred stock)	(57)	-	n/m
Net Income attributable to common stockholders	$3,013	$4,448	-32%

Share Data
Basic earnings per common share	$0.48	$0.69
Diluted earnings per common share	$0.47	$0.68

Average common shares outstanding - basic	6,329,898	6,402,856
Average common shares outstanding - diluted	6,357,298	6,542,698

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2024	2023	2023	2023	2023
Assets
Cash and cash equivalents	$236,892	$261,595	$229,763	$231,600	$214,248
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	7,597	8,092	8,480	8,966	9,661
Equity securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	2,241	1,849	1,355	1,355	591
Loans and leases	1,713,929	1,710,998	1,676,806	1,647,103	1,631,998
Less allowance for credit losses on loans and leases	(18,198)	(16,865)	(17,032)	(15,960)	(15,915)
Loans and leases, net	1,695,731	1,694,133	1,659,774	1,631,143	1,616,083
FHLB and FRB stock	8,491	8,482	8,499	8,736	9,203
Premises and equipment, net	3,685	3,812	3,940	4,085	4,118
Other assets held for sale	-	-	-	-	1,930
Operating lease right of use assets	5,041	5,221	5,138	5,313	5,500
Bank owned life insurance	26,470	26,266	26,103	25,946	25,791
Accrued interest receivable and other assets	48,225	44,065	44,300	40,605	38,085
Total assets	$2,039,473	$2,058,615	$1,992,452	$1,962,849	$1,930,310

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$236,841	$235,916	$214,334	$216,966	$224,096
Interest bearing	1,486,229	1,508,141	1,470,659	1,443,117	1,379,745
Total deposits	1,723,070	1,744,057	1,684,993	1,660,083	1,603,841
FHLB advances and other debt	111,004	109,995	109,987	109,978	136,970
Advances by borrowers for taxes and insurance	1,093	2,179	1,737	2,034	2,132
Operating lease liabilities	5,127	5,302	5,216	5,388	5,572
Accrued interest payable and other liabilities	26,209	26,747	24,298	23,084	23,530
Subordinated debentures	14,971	14,961	14,951	14,941	14,932
Total liabilities	1,881,474	1,903,241	1,841,182	1,815,508	1,786,977

Stockholders' equity	157,999	155,374	151,270	147,341	143,333
Total liabilities and stockholders' equity	$2,039,473	$2,058,615	$1,992,452	$1,962,849	$1,930,310

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$13,077	$129	3.23%	$13,412	$129	3.14%	$15,197	$215	4.84%
Loans and leases and loans held for sale (3)	1,694,701	26,010	6.14%	1,682,498	26,240	6.24%	1,587,536	22,338	5.63%
Other earning assets	196,600	2,782	5.66%	222,764	3,176	5.70%	125,780	1,502	4.78%
FHLB and FRB stock	8,488	165	7.78%	8,496	167	7.86%	8,064	121	6.00%
Total interest-earning assets	1,912,866	29,086	6.07%	1,927,170	29,712	6.16%	1,736,577	24,176	5.56%
Noninterest-earning assets	91,328			96,301			87,766
Total assets	$2,004,194			$2,023,471			$1,824,343

Interest-bearing liabilities:
Deposits	$1,453,397	16,650	4.58%	$1,475,357	16,863	4.57%	$1,288,161	10,419	3.24%
FHLB advances and other borrowings	125,724	1,152	3.67%	124,948	1,095	3.51%	124,610	1,024	3.29%
Total interest-bearing liabilities	1,579,121	17,802	4.51%	1,600,305	17,958	4.49%	1,412,771	11,443	3.24%

Noninterest-bearing liabilities	267,714			269,442			269,780
Total liabilities	1,846,835			1,869,747			1,682,551

Equity	157,359			153,724			141,792
Total liabilities and equity	$2,004,194			$2,023,471			$1,824,343

Net interest-earning assets	$333,745			$326,865			$323,806
Net interest income/interest rate spread		$11,284	1.56%		$11,754	1.67%		$12,733	2.32%
Net interest margin			2.36%			2.44%			2.93%
Average interest-earning assets
to average interest-bearing liabilities	121.13%			120.43%			122.92%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights
	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2024	2023	2023	2023	2023
Earnings and Dividends
Net interest income	$11,284	$11,754	$11,667	$11,486	$12,733
Provision for credit losses	$1,237	$875	$1,193	$12	$237
Noninterest income	$905	$1,033	$1,301	$978	$719
Noninterest expense	$7,187	$6,745	$6,760	$7,173	$7,691
Net income	$3,070	$4,235	$4,031	$4,223	$4,448
Basic earnings per common share	$0.48	$0.66	$0.63	$0.66	$0.69
Diluted earnings per common share	$0.47	$0.65	$0.62	$0.66	$0.68
Dividends declared per share	$0.06	$0.06	$0.06	$0.06	$0.05

Performance Ratios (annualized)
Return on average assets	0.61%	0.84%	0.82%	0.88%	0.98%
Return on average equity	7.80%	11.02%	10.75%	11.60%	12.55%
Average yield on interest-earning assets	6.07%	6.16%	6.04%	5.76%	5.56%
Average rate paid on interest-bearing liabilities	4.51%	4.49%	4.24%	3.89%	3.24%
Average interest rate spread	1.56%	1.67%	1.80%	1.87%	2.32%
Net interest margin, fully taxable equivalent	2.36%	2.44%	2.50%	2.52%	2.93%
Efficiency ratio	58.96%	52.75%	52.13%	57.55%	57.17%
Noninterest expense to average assets	1.43%	1.33%	1.38%	1.50%	1.69%

Capital
Tier 1 capital leverage ratio (1)	10.05%	9.76%	9.83%	9.82%	10.02%
Total risk-based capital ratio (1)	13.50%	13.30%	13.36%	13.24%	12.93%
Tier 1 risk-based capital ratio (1)	12.31%	12.17%	12.22%	12.15%	11.84%
Common equity tier 1 capital to risk weighted assets (1)	12.31%	12.17%	12.22%	12.15%	11.84%
Equity to total assets at end of period	7.75%	7.55%	7.59%	7.51%	7.43%
Book value per common share	$24.17	$23.74	$23.10	$22.49	$21.88
Tangible book value per common share (2)	$24.17	$23.74	$23.10	$22.49	$21.88
Period-end market value per common share	$19.97	$19.50	$16.75	$15.00	$19.50
Period-end common shares outstanding	6,338,115	6,545,560	6,549,609	6,550,950	6,549,991
Average basic common shares outstanding	6,329,898	6,433,568	6,429,198	6,418,305	6,402,856
Average diluted common shares outstanding	6,357,298	6,469,862	6,456,575	6,433,623	6,542,698

Asset Quality
Nonperforming loans	$7,895	$5,722	$4,594	$799	$718
Nonperforming loans to total loans	0.46%	0.33%	0.27%	0.05%	0.04%
Nonperforming assets to total assets	0.39%	0.28%	0.23%	0.04%	0.04%
Allowance for credit losses on loans and leases to total loans and leases	1.06%	0.99%	1.02%	0.97%	0.98%
Allowance for credit losses on loans and leases to nonperforming loans and leases	230.50%	294.74%	370.74%	1997.50%	2216.57%
Net charge-offs (recoveries)	$(16)	$623	$126	$(108)	$5
Annualized net charge-offs (recoveries) to average loans	0.00%	0.15%	0.03%	(0.03%)	0.00%

Average Balances
Loans	$1,710,057	$1,699,323	$1,657,303	$1,642,961	$1,603,237
Assets	$2,004,194	$2,023,471	$1,957,019	$1,909,354	$1,824,343
Stockholders' equity	$157,359	$153,724	$150,012	$145,569	$141,792

(1)	Regulatory capital ratios of CFBank
(2)	There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) PPNR, (2) PPNR return on average assets and (3) PPNR return on average equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of (1) net income, (2) return on average assets and (3) return on average equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net income	$3,070	$4,235	$4,448
Add: Provision for credit losses	1,237	875	237
Add: Income tax expense	695	932	1,076
Pre-provision, pre-tax net revenue	$5,002	$6,042	$5,761

Average Assets	$2,004,194	$2,023,471	$1,824,343
Average Stockholders' Equity	$157,359	$153,724	$141,792

Return on average assets (1)	0.61%	0.84%	0.98%
PPNR return on average assets (2)	1.00%	1.19%	1.26%

Return on average equity (3)	7.80%	11.02%	12.55%
PPNR return on average equity (4)	12.71%	15.72%	16.25%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity